Exhibit 99.1

Press Release

Assured Guaranty Ltd. Reports Fourth Quarter 2007 $260.1 Million Net Loss

Due to Unrealized Mark-to-Market Loss on Derivatives;

Fourth Quarter 2007 Operating Income $37.0 Million

Hamilton, Bermuda, February 11, 2008 – Assured Guaranty Ltd. (NYSE: AGO) (“Assured” or “the Company”) reported a net loss of $260.1 million, or $3.77 per diluted share, for the quarter ended December 31, 2007 compared to net income of $42.4 million, or $0.58 per diluted share, for fourth quarter 2006.  The decline in net income was primarily due to an after-tax unrealized mark-to-market loss on derivatives of $297.5 million, or $4.31 per diluted share.  The after-tax unrealized mark-to-market loss on derivatives included a loss of $302.9 million on financial guaranties written in credit default swap (“CDS”) contract form that was previously announced on January 24, 2008 and a $5.4 million after-tax unrealized gain on Assured Guaranty Corp.’s committed capital securities, which are required to be measured at fair value.  The CDS contracts are substantially similar to Assured’s insurance contracts that provide protection against a payment default on the underlying security.

Operating income, a non-GAAP financial measure, for fourth quarter 2007 was $37.0 million, or $0.53 per diluted share, compared to operating income of $41.5 million, or $0.56 per diluted share, for fourth quarter 2006, down 11% and 5%, respectively.  See “Explanation of Non-GAAP Financial Measures” below for an explanation of operating income and other non-GAAP financial measures referenced in this press release.  The decrease was principally due to higher loss and loss adjustment expenses associated with the Company’s U.S. home equity line of credit (“HELOC”) exposures in its financial guaranty direct segment, which the Company also announced in its January 24, 2008 press release.

Assured reported a net loss of $303.3 million, or $4.46 per diluted share, for the fiscal year ended December 31, 2007 compared to net income of $159.7 million, or $2.15 per diluted share, for full year 2006.  The decline in net income was primarily due to an after-tax unrealized mark-to-market loss on derivatives of $480.0 million, or $7.06 per diluted share.  2007 operating income rose to $178.0 million, or $2.57 per diluted share, compared to $157.2 million, or $2.12 per diluted share, reported for 2006, up 13% and 21%, respectively.

“Our franchise continues to build, particularly in the U.S. public finance market.  We produced record new business volume in both fourth quarter and full year 2007 consistent with our strategy of growing our financial guaranty direct franchise and maintaining our position as the leading financial guaranty reinsurer,” commented Dominic Frederico, President and Chief Executive Officer of Assured Guaranty Ltd.  “Our commitment to underwriting quality continues to be a key focus and has been instrumental in establishing our current favorable market position, as Assured Guaranty Corp. is one of only two financial guaranty companies with triple-A stable ratings from the three major credit rating agencies.”

This press release references several non-GAAP financial measures to assist analysts and investors in evaluating Assured’s financial results.  These non-GAAP financial measures are defined in the “Explanation of Non-GAAP Financial Measures” section of this press release.  In each case, if available, the most directly comparable GAAP financial measure is presented and a reconciliation of the non-GAAP financial measure and GAAP financial measure is provided. This presentation is consistent with how Assured’s management, analysts and investors evaluate its financial results and is comparable to estimates published by analysts in their research reports on Assured.  The non-GAAP financial measures included in this press release are: operating income, present value of gross written premiums (“PVP”), net present value of estimated future installment premiums in force and adjusted book value.

Analysis of Net Income(1)

($ in millions)

	4Q-07	4Q-06	% Change	2007	2006	% Change
Net (loss) income	$(260.1)	$42.4	NM	$(303.3)	$159.7	NM
Less: After-tax realized gains (losses) on investments	0.4	—	NM	(1.3)	(1.5)	(13)%
Less: After-tax unrealized (losses) gains on derivatives(2)	(297.5)	1.0	NM	(480.0)	4.0	NM
Operating income	$37.0	$41.5	(11)%	$178.0	$157.2	13%

Weighted average shares outstanding (in millions): (3)
Basic - GAAP	69.0	72.5	(5)%	68.0	73.3	(7)%
Diluted - GAAP	69.0	73.6	(6)%	68.0	74.2	(8)%
Diluted - non-GAAP	70.1	73.6	(5)%	69.3	74.2	(7)%

Per Diluted Share(1),(3)

	4Q-07	4Q-06	% Change	2007	2006	% Change
Net (loss) income	$(3.77)	$0.58	NM	$(4.46)	$2.15	NM
Less: After-tax realized gains (losses) on investments	0.01	—	NM	(0.02)	(0.02)	0%
Less: After-tax unrealized (losses) gains on derivatives(2)	(4.31)	0.01	NM	(7.06)	0.05	NM
Operating income	$0.53	$0.56	(5)%	$2.57	$2.12	21%

NM = Not meaningful

1. Some amounts may not add due to rounding.

2. The quarter and year ended December 31, 2007 included a fair value after-tax gain of $5.4 million, or $0.08 per diluted share, related to Assured Guaranty Corp.’s committed capital securities.

3. The calculations for weighted average diluted shares outstanding and weighted average basic shares outstanding for GAAP are the same due to the antidilutive effect of options and restricted stock as a result of the net loss for fourth quarter and full year 2007.  However, operating income, a non-GAAP financial measure, for fourth quarter and full year 2007 is positive, therefore the calculation of weighted diluted shares outstanding for operating income includes the dilutive effect of options and restricted stock.

New Business Production:

Analysis of Present Value of Gross Written Premiums (PVP)(1)

($ in millions)

Gross written premiums (GWP) analysis:

	4Q-07	4Q-06	% Change	2007	2006	% Change
Present value of GWP (PVP)(2)
Financial guaranty direct:
U.S. structured finance	$92.3	$32.5	184%	$264.1	$146.8	80%
International	38.5	25.3	52%	152.6	119.7	27%
U.S. public finance	25.6	13.0	97%	60.1	35.7	68%
Total financial guaranty direct	156.4	70.8	121%	476.8	302.2	58%
Financial guaranty reinsurance	320.7	45.2	610%	397.8	151.5	163%
Total PVP	477.0	116.0	311%	874.6	453.6	93%
Less: Financial guaranty installment premium PVP	276.9	69.5	298%	545.0	270.6	101%
Upfront financial guaranty GWP	200.1	46.5	330%	329.6	183.0	80%
Plus: Financial guaranty installment GWP	55.2	35.9	54%	170.0	130.1	31%
Financial guaranty GWP	255.3	82.4	210%	499.6	313.1	60%
Plus: Mortgage guaranty segment GWP	(0.2)	2.7	NM	2.7	8.4	(68)%
Plus: Other segment GWP	—	0.1	NM	3.5	4.1	(15)%
Total gross written premiums	$255.2	$85.2	200%	$505.9	325.7	55%

NM = Not meaningful

1. Some amounts may not add due to rounding.

2. Due to reporting lags by Assured’s ceding companies, PVP for treaty reinsurance installment premiums in the Company’s financial guaranty reinsurance segment is reported on a one-quarter lag.

Assured’s fourth quarter 2007 consolidated new business production as measured by the present value of gross written premiums (“PVP”), a non-GAAP financial measure, was $477.0 million, a 311% increase compared to fourth quarter 2006 and the highest PVP quarter in the Company’s history.  Full year 2007 PVP was $874.6 million, an increase of 93% compared to full year 2006, and was the highest PVP year in the Company’s history.  The Company’s fourth quarter 2007 new business production reflected record levels of PVP in the financial guaranty direct and financial guaranty reinsurance segments.  Financial guaranty direct PVP totaled $156.4 million in fourth quarter 2007, a 121% increase from the same period last year, reflecting the Company’s strong increase in all markets, including U.S. public finance.  Financial guaranty reinsurance PVP increased by 610% in fourth quarter 2007 versus the prior year period to $320.7 million, principally due to the facultative reinsurance transaction with Ambac Assurance Corporation (“Ambac”) that was announced by the Company on December 13, 2007.

Income Statement Highlights:

Net Earned Premiums by Segment(1)

($ in millions)

	4Q-07	4Q-06	% Change	2007	2006	% Change
Financial guaranty direct	$36.7	$26.0	41%	$125.5	$89.7	40%
Financial guaranty reinsurance	21.7	22.6	(4)%	88.9	94.4	(6)%
Mortgage guaranty	9.2	9.9	(7)%	17.5	22.7	(23)%
Total financial guaranty	$67.6	$58.5	16%	$232.0	$206.7	12%
Other segment	—	—	—	—	—	—
Total	$67.6	$58.5	16%	$232.0	$206.7	12%

(1) Some amounts may not add due to rounding.

Net earned premiums in fourth quarter 2007 were $67.6 million, an increase of 16% compared to $58.5 million in fourth quarter 2006, due to the 41% growth in the financial guaranty direct segment’s net earned premiums.  Financial guaranty direct net earned premiums grew from $26.0 million in  fourth quarter 2006 to $36.7 million in fourth quarter 2007 due to the growth in the Company’s financial guaranty direct business, which has achieved a 52% increase in net par outstanding since December 31, 2006.  Neither quarter had any net earned premiums from refundings in the financial guaranty direct segment.  Financial guaranty reinsurance net earned premiums were $21.7 million in fourth quarter 2007, a decline of 4% compared to $22.6 million in fourth quarter 2006 reflecting the limited growth in the segment’s net par outstanding since year-end 2006 prior to the fourth quarter 2007 facultative reinsurance transaction with Ambac.  This transaction included $29.1 billion of net par outstanding, but contributed only $1.0 million of net earned premium in the quarter due to the transaction’s effective date of December 13, 2007.  Financial guaranty reinsurance net premiums earned from municipal refundings were $1.7 million ($0.01 per diluted share) in fourth quarter 2007, slightly lower than the $1.8 million ($0.01 per diluted share) in the prior year period.  Fourth quarter 2007 mortgage guaranty net earned premiums were $9.2 million compared to $9.9 million in fourth quarter 2006, reflecting the reduction of in-force business in this segment.

Net earned premiums for full year 2007 were $232.0 million compared to $206.7 million in full year 2006, an increase of 12% that was largely due to the 40% growth in financial guaranty direct net earned premiums.  Financial guaranty direct net earned premiums grew from $89.7 million in 2006 to $125.5 million in 2007, reflecting the growth in the Company’s financial guaranty direct business.  The segment’s full year 2007 net earned premiums from municipal refundings totaled $2.8 million ($0.03 per diluted share); the segment did not have any net earned premiums from refundings in 2006.  Financial guaranty reinsurance net earned premiums were $88.9 million in 2007, a decline of 6% compared to $94.4 million in 2006.  Financial guaranty reinsurance net earned premiums from municipal refundings were $14.8 million ($0.10 per diluted share) in 2007 compared to $11.2 million ($0.07 per diluted share) in the prior year period.  Financial guaranty reinsurance net earned premiums excluding refundings declined 11% primarily due to the modest growth in net par outstanding during 2007 prior to the Ambac reinsurance transaction and due to the run-off on treaty reinsurance contracts that were not renewed in 2004 and 2006.  Full year 2007 mortgage guaranty net earned premiums were $17.5 million, a decline of 23% compared to $22.7 million in the prior year, reflecting the reduction of in-force business in this segment.

Net investment income rose 15% in fourth quarter 2007 to $33.9 million due to the increase in average invested assets to $2,877 million compared to $2,422 million for fourth quarter 2006 that was slightly offset by the decline in pre-tax book yield in the investment portfolio to 5.0% at December 31, 2007 from 5.1% at December 31, 2006.  Net investment income for full year 2007 was $128.1 million, an increase of 15% compared to $111.5 million for full year 2006.  This was primarily the result of a 19% increase in average invested assets in 2007.

Expense Analysis(1)

($ in millions)

	4Q-07	4Q-06	% Change	2007	2006	% Change
Loss and loss adjustment expenses:
Financial guaranty direct	$23.3	$2.6	NM	$32.6	$(2.0)	NM
Financial guaranty reinsurance	(4.8)	2.8	NM	(24.1)	13.1	NM
Mortgage guaranty	(0.4)	(5.0)	(92)%	0.6	(4.4)	NM
Total financial guaranty loss and loss adjustment expenses	$18.1	$0.5	NM	$9.2	$6.7	37%
Other segment	—	(1.2)	NM	(1.3)	(13.5)	(90)%
Total loss and loss adjustment expenses	18.1	(0.7)	NM	8.0	(6.8)	NM
Profit commission expense	2.9	4.9	(41)%	6.5	9.5	(32)%
Acquisition costs	11.2	11.5	(3)%	43.2	45.0	(4)%
Other operating expenses	20.5	18.8	9%	79.9	68.0	18%
Interest and related expenses	6.6	4.3	53%	26.2	16.3	61%
Total expenses	$59.2	$38.7	53%	$163.7	$132.1	24%

NM = Not meaningful

(1) Some amounts may not add due to rounding.

Assured’s total fourth quarter 2007 expenses were $59.2 million compared to $38.7 million in fourth quarter 2006, an increase of 53% that was largely due to higher loss and loss adjustment expenses resulting from portfolio reserve increases on the Company’s direct HELOC exposures based on internal ratings downgrades on $1.8 billion of HELOC securities.  These loss expenses were previously announced on January 24, 2008.  Assured reported fourth quarter 2007 loss and loss adjustment expenses of $18.1 million, compared to $(0.7) million of loss and loss adjustment expenses in fourth quarter 2006.  U.S. HELOC loss and loss adjustment expenses totaled $20.1 million in fourth quarter 2007 and consisted of $17.6 million in portfolio loss reserves primarily due to the Company’s ratings downgrades of its financial guaranty direct segment’s HELOC exposures and $2.5 million in case loss reserves associated with financial guaranty reinsurance HELOC exposures.

Total expenses excluding loss and loss adjustment expenses were $41.1 million for fourth quarter 2007, up 4% from $39.4 million in fourth quarter 2006.  Fourth quarter 2007 profit commission expense declined to $2.9 million from $4.9 million in the prior year period as a result of the run-off of the mortgage guaranty segment’s book of business, which has not written any new contracts since first quarter 2005.  The decline in acquisition costs reflects lower levels of ceding commission amortization in the Company’s financial guaranty reinsurance segment that resulted from lower levels of net earned premiums and the decline in average ceding commission rates in that segment.

In Assured’s fourth quarter 2007, other operating expenses increased 9% to $20.5 million compared to $18.8 million in fourth quarter 2006 as a result of higher compensation expenses, principally associated with increased headcount, as well as higher expenses for restricted stock and stock option awards, including higher expenses due to the accelerated recognition of awards made to retirement eligible employees as required under FAS 123R.  The increase in interest and related expenses to

$6.6 million from $4.3 million in fourth quarter 2006 reflects interest costs on the Company’s $150 million Enhanced Junior Subordinated Debentures that were issued in December 2006.

Assured reported total 2007 expenses of $163.7 million, an increase of 24%, from $132.1 million in 2006, as a result of higher loss and loss adjustment expenses, other operating expenses, and interest and related expenses.  Loss and loss adjustment expenses in 2007 were $8.0 million compared to a recovery of $6.8 million in 2006.  The change over the prior year was largely due to the $13.5 million loss recovery in 2006 in the Company’s other segment, which declined to $1.3 million in 2007.  Loss and loss adjustment expenses in the three financial guaranty segments were $9.2 million in 2007, an increase of 37% over 2006.  The increase over the prior year was due to the financial guaranty direct segment’s $32.6 million in 2007 loss and loss adjustment expenses that resulted largely from portfolio reserves associated with internal ratings downgrades of the segment’s HELOC and selected other exposures, new business production and the annual updating of rating agency assumptions used in the Company’s portfolio reserving model. The financial guaranty reinsurance segment had a $24.1 million loss benefit principally due to the restructuring of a European infrastructure transaction, as well as loss recoveries and increases in salvage reserves for aircraft-related transactions.

Total expenses excluding loss and loss adjustment expenses were $155.7 million for 2007, up 12% compared to 2006, principally due to higher other operating expenses and interest and related expenses.  Profit commission expense declined 32% to $6.5 million for 2007 due to the continued run-off of the Company’s mortgage guaranty segment.  Assured’s 2007 other operating expenses increased to $79.9 million, up 18% compared to $68.0 million in 2006 as a result of higher compensation expenses principally associated with increased headcount as well as higher expenses for restricted stock and stock option awards, including higher expenses due to the accelerated recognition of awards made to retirement eligible employees as required under FAS 123R.  Interest and related expenses increased 61% to $26.2 million over full year 2006 due to the interest costs on the Company’s $150 million Enhanced Junior Subordinated Debentures issued in December 2006.

The Company reported a $297.5 million after-tax unrealized loss on derivatives that was largely due to the $302.9 million ($4.39 per diluted share) fourth quarter 2007 after-tax unrealized mark-to-market loss on derivatives associated with financial guaranties written as CDS that the Company had previously reported on January 24, 2008.  This amount compares to a $1.0 million after-tax unrealized gain for fourth quarter 2006.  The Company had reported in an 8-K filed on December 13, 2007 that its after-tax unrealized mark-to-market loss on CDS for the months of October and November of 2007 was approximately $220 million after tax.  The mark-to-market loss on CDS in fourth quarter 2007 was due to the decline in market values of the securities referenced by the CDS and was not due to rating agency downgrades of the securities.  Approximately 60% of this unrealized mark-to-market loss resulted from lower market values in the U.S. residential mortgage-backed (RMBS) and commercial mortgage-backed securities (CMBS) markets.  The balance was due largely to the decline in market values for collateralized loan obligations (CLO) and other pooled corporate securities.  The mark-to-market loss does not reflect any case or portfolio loss reserves, policy claims or realized losses, nor does it affect the Company’s claims-paying resources, rating agency capital or regulatory capital position. Assured’s CDS contracts are substantially similar to its financial guaranty insurance contracts and provide the counterparty with credit protection against payment default.  These contracts are generally held to maturity.  Management expects the net gain or loss will amortize to zero as the exposure approaches its maturity date, unless there is a payment default on the exposure.  The Company’s unrealized mark-to-market loss on derivatives included a $5.4 million after-tax unrealized gain on Assured Guaranty Corp.’s committed capital securities, which are required to be measured at fair value.  The Company’s net unrealized mark-to-market loss on derivative securities recognized in the balance sheet was $446.6 million after-tax ($5.59 per share) as of December 31, 2007 as compared to $149.1 million after-tax ($2.20 per share) as of September 30, 2007.

The Company reported an after-tax unrealized mark-to-market loss on derivative securities of $480.0 million for full year 2007 compared to an after-tax unrealized gain of $4.0 million for full year 2006. Approximately half of the full year 2007 mark-to-market loss was to due to the decline in market values of U.S. RMBS and CMBS CDS referenced securities and the balance was largely due to the decline in CLO and other pooled corporate CDS referenced securities.

Balance Sheet Highlights:

Assured’s consolidated total assets were $3,800.4 million at December 31, 2007, up 29% from December 31, 2006. Total invested assets were $3,139.9 million at December 31, 2007, up 27% from $2,465.1 million at December 31, 2006, and had an average credit rating of AAA and a duration of 3.9 years. The Company’s investment portfolio as of December 31, 2007 included $601.9 million of obligations of state and local political subdivisions that have been insured by other financial guarantors. The underlying ratings of these bonds average A+.

Shareholders’ Equity(1)

(amounts in millions, except per share data)

	As of
	December 31, 2007	December 31, 2006	% Change
Book value	$1,666.6	$1,650.8	1%
Plus: Net unearned premium reserve, after tax(2)	791.1	557.0	42%
Plus: Net present value of estimated future installment premiums in-force, after tax(3)	719.8	453.1	59%
Less: Deferred acquisition costs (DAC), after tax	231.0	191.1	21%
Adjusted book value	$2,946.5	$2,469.8	19%

Shares outstanding at the end of period (in millions)	79.9	67.5	18%

Book value per share outstanding:
Book value	$20.85	$24.44	(15)%
Plus: Net unearned premium reserve, after tax(2)	9.90	8.25	20%
Plus: Net present value of estimated future installment premiums in-force, after tax(3)	9.00	6.71	34%
Less: DAC, after tax	2.89	2.83	2%
Adjusted book value	$36.85	$36.57	1%

Book value per share, excluding net unrealized mark-to-market gains (losses) on derivatives	$26.43	$23.95	10%
Adjusted book value per share, excluding net unrealized mark-to-market gains (losses) on derivatives	$42.44	$36.08	18%

1. Some amounts may not add due to rounding.

2. Unearned premium reserve less pre-paid reinsurance premiums, after tax.

3. Due to reporting lags by Assured’s ceding companies, the present value of estimated treaty reinsurance installment premiums in force in the Company’s financial guaranty reinsurance segment is reported on a one-quarter lag.

As of December 31, 2007, Assured’s book value per share was $20.85 compared to $24.44 at year-end 2006, a 15% decrease that resulted from the Company’s 2007 net loss per diluted share of $4.46. The Company’s net unrealized mark-to-market loss on derivatives reduced book value per share by $5.59 per share as of December 31, 2007. Excluding the after-tax unrealized mark-to-market gain (loss) on derivatives in both periods, book value per share at December 31, 2007 had risen 10% compared to the prior year end. As of December 31, 2007, adjusted book value per share, a non-GAAP financial measure, was $36.85 compared to $36.57 at year-end 2006. Excluding the net unrealized mark-to-market gain (loss) on derivatives in both periods, adjusted book value per share grew 18%, reflecting a 20% increase in the net unearned premium reserve, after tax, and a 34% increase in the net present value of estimated future installment premiums in-force, after tax.

Investor Conference Call:  Assured will host a conference call for investors at 9:00 a.m. ET (10:00 a.m. AT) on Tuesday, February 12, 2008. The earnings conference call will be available via live and archived webcast in the Investor Information section of the Company’s website at http://www.assuredguaranty.com or by dialing 866-711-8198 (in the U.S.) or 617-597-5327 (International), passcode 52893415. A replay of the call will be available through March 12, 2008. To listen to the replay dial: 888-286-8010 (in the U.S.) or 617-801-6888 (International), passcode 84053649

Please refer to Assured’s Fourth Quarter 2007 Financial Supplement, which is posted on the Company’s website at http://www.assuredguaranty.com/investor/ltd/financial.aspx, for more information on the Company’s individual segment performance, financial guaranty portfolios, investment portfolio and other items.

Assured Guaranty Ltd. is a publicly-traded Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets. More information on the Company and its subsidiaries can be found at www.assuredguaranty.com.

Explanation of Non-GAAP Financial Measures:

The following section defines non-GAAP financial measures presented in this press release and describes why they are useful for investors.

Operating income, which is a non-GAAP financial measure, is defined as net income (loss) excluding after-tax realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments. Management believes that operating income is a useful measure for management, equity analysts and investors because the presentation of operating income enhances the understanding of Assured’s results of operations by highlighting the underlying profitability of Assured’s insurance business. Net realized gains (losses) on investments and net unrealized gains (losses) on derivative financial instruments are excluded because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, market interest rates, credit spreads, and other factors that management cannot control or predict. This measure should not be viewed as a substitute for net income (loss) determined in accordance with GAAP.

Adjusted book value, which is a non-GAAP financial measure, is defined as shareholders’ equity (book value) plus the after-tax value of the unearned premium reserve net of prepaid reinsurance premiums, plus the net present value of estimated future installment premiums in force, less future ceding commissions, after tax discounted at 6%, less deferred acquisition costs, after tax. Management believes that adjusted book value is a useful measure for management, equity analysts and investors because the calculation of adjusted book value permits an evaluation of the net present value of the Company’s in-force premiums and capital base. The premiums described above will be earned in future periods, but may differ materially from the estimated amounts used in determining current adjusted book value due to changes in market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, and other factors that management cannot control or predict. This measure should not be viewed as a substitute for book value determined in accordance with GAAP.

Net present value of estimated future installment premiums in force, which is a non-GAAP financial measure, is defined as the present value of estimated future installment premiums from our in-force book of business, net of reinsurance and discounted at 6%. Management believes that net present value of estimated future installment premiums in force is a useful measure for management, equity analysts and investors because it permits an evaluation of the value of future estimated installment premiums. Estimated future premiums may change from period to period due to changes in par outstanding, maturity, or other factors that management cannot control or predict that result from market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors. There is no comparable GAAP financial measure.

Present value of gross written premiums or PVP, which is a non-GAAP financial measure, is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums on contracts written in the current period, discounted at 6% per year.  Management believes that PVP is a useful measure for management, equity analysts and investors because it permits the evaluation of the value of new business production for Assured by taking into account the value of estimated future installment premiums on new contracts underwritten in a reporting period, which GAAP gross premiums written does not adequately measure. Actual future net earned or written premiums may differ from PVP due to factors such as prepayments, amortizations, refundings, contract terminations or defaults that may or may not be influenced by market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors that management cannot control or predict. This measure should not be viewed as a substitute for gross written premiums determined in accordance with GAAP.

For adjusted book value, net present value of estimated future installment premiums in force, and PVP, Assured uses 6% as the present value discount rate because it is the approximate taxable equivalent yield on Assured’s investment portfolio for the periods presented.

Assured Guaranty Ltd.

Consolidated Income Statements *

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(dollars in millions)
Revenues
Gross written premiums	$255.2	$85.2	$505.9	$325.7
Net written premiums	252.7	84.5	486.3	318.7

Net earned premiums	67.6	58.5	232.0	206.7

Net investment income	33.9	29.5	128.1	111.5
Other income	0.1	0.4	0.5	0.4
Total revenues	$101.6	$88.4	$360.6	$318.6

Expenses
Loss and loss adjustment expenses	18.1	(0.7)	8.0	(6.8)
Profit commission expense	2.9	4.9	6.5	9.5
Acquisition costs	11.2	11.5	43.2	45.0
Other operating expenses	20.5	18.8	79.9	68.0
Interest and related expenses	6.6	4.3	26.2	16.3
Total expenses	$59.2	$38.7	$163.7	$132.1

Income before provision for income taxes	42.4	49.7	196.9	186.5

Total provision for income taxes	5.4	8.2	18.9	29.3

Operating income **	$37.0	$41.5	$178.0	$157.2

After-tax realized gains (losses) on investments	0.4	—	(1.3)	(1.5)
After-tax unrealized (losses) gains on derivatives	(297.5)	1.0	(480.0)	4.0

Net (loss) income	$(260.1)	$42.4	$(303.3)	$159.7

* Some amounts may not add due to rounding.

** Net income (loss) excluding after-tax realized gains (losses) on investments and after-tax unrealized gains (losses) on derivatives.

Assured Guaranty Ltd.

Consolidated Balance Sheets *

	As of:
	December 31,	December 31,
	2007	2006
	(dollars in millions)
Assets
Fixed maturity securities, at fair value	$2,587.0	$2,331.1
Short-term investments, at cost which approximates fair value	552.9	134.1
Total investments	3,139.9	2,465.1

Cash and cash equivalents	8.0	4.8
Accrued investment income	26.5	24.2
Deferred acquisition costs	259.3	217.0
Prepaid reinsurance premiums	17.0	7.5
Reinsurance recoverable on ceded losses	8.8	10.9
Premiums receivable	57.9	41.6
Goodwill	85.4	85.4
Unrealized gains on derivative financial instruments	17.6	52.6
Deferred tax asset	147.6	—
Other assets	32.3	26.2
Total assets	$3,800.4	$2,935.3

Liabilities and shareholders’ equity
Liabilities
Unearned premium reserves	$908.3	$644.5
Reserves for losses and loss adjustment expenses	133.8	120.6
Profit commissions payable	22.3	36.0
Reinsurance balances payable	4.1	7.2
Current income taxes payable	0.6	7.2
Deferred income taxes	—	39.9
Funds held by Company under reinsurance contracts	25.4	21.4
Unrealized losses on derivative financial instruments	630.2	6.7
Senior Notes	197.4	197.4
Series A Enhanced Junior Subordinated Debentures	149.7	149.7
Liability for tax basis step-up adjustment	9.9	15.0
Other liabilities	51.9	39.0
Total liabilities	2,133.8	1,284.6

Shareholders’ equity
Common stock	0.8	0.7
Additional paid-in capital	1,023.9	711.3
Retained earnings	585.3	896.9
Accumulated other comprehensive income	56.6	41.9
Total shareholders’ equity	1,666.6	1,650.8

Total liabilities and shareholders’ equity	$3,800.4	$2,935.3

* Some amounts may not add due to rounding.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward looking statements, including its calculations of adjusted book value, PVP, net present value of estimated future installment premiums in force, total estimated net future premium earnings, and statements regarding losses, pricing, ratings, capital adequacy and the growth of business could be affected by many events. These events include a significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies, rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s business strategy, contract cancellations, developments or volatility in the world’s financial and capital markets, more severe or frequent losses associated with products affecting the adequacy of the Company’s loss reserves, changes in regulation or tax laws, governmental actions, natural catastrophes, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, technological developments, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, changes in general economic conditions, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Investors and Media

Sabra Purtill, CFA

Managing Director, Investor Relations and Strategic Planning

212-408-6044

441-278-6665

spurtill@assuredguaranty.com

Christopher McNamee

Vice President, Investor Relations

212-261-5509

cmcnamee@assuredguaranty.com